Exhibit 99.1

JAVA DETOUR ANNOUNCES UNAUDITED 2008 RESULTS
AND RETENTION OF A CHIEF RESTRUCTURING OFFICER

SAN FRANCISCO, California–April 13, 2009.  Java Detour, Inc. (Pink Sheets: JVDT) announced  today that in light of its ongoing evaluation of its assets, businesses and cash requirements, it is unable to file its Form 10-K for the period ended December 31, 2008 within the prescribed period of time and is researching strategic alternatives to enhance operating performance and the value to all stakeholders.

The Company reported in its Form 10-Q for the period ended September 30, 2008 that its current liabilities exceeded its current assets by $2.5 million.  At that time, the Company believed that it would generate working capital to fund its operations for at least 12 months through cash from existing store operations, asset sales and the continued sale of new franchise stores.  As a result of the tightening of the capital markets, it has not been able to complete the necessary asset sales or refinance outstanding notes payable.

Net revenues for the year ended December 31, 2008 were $7.8 million, compared to $6.5 million for 2007. Our net loss for the year ended December 31, 2008 was $2.9 million or $0.09 per basic and diluted share, compared to a net loss of $5.9 million or $0.21 per diluted share for 2007.  Net loss for the year ended December 31, 2008 included $261,518 in net gains on disposal of assets, compared to $448,140 in losses on disposal of assets in 2007.  As of December 31, 2008, the Company’s current liabilities exceeded its current assets by $2.6 million, compared to $1.8 million at December 31, 2007.  All historical financial information presented in this document is unaudited, is based upon management’s internal figures, and is subject to change.

The Company has retained and appointed  Harry R. Kraatz as chief  restructuring officer, a newly created position, to oversee the management and reorganization of the Company’s business including assisting the Company with restructuring its balance sheet, reducing costs and implementing a revised strategic plan. These initiatives may include restructuring actions, a business combination or merger with a strategic or financial investor and the divestiture of certain assets and operations.  Mr. Kraatz, is President of W.E.G. Inc., a crisis management and turn- around consulting firm. In such capacity, he has provided consulting services to numerous companies including, Shearson Financial Network Inc., Montgomery Medical Ventures, Redsky Interactive, Commonwealth Associates, Westminster Capital, Swensen’s Ice Cream Company, Aca Joe Inc., Finet Holdings Company, ZAPworld.com., Worldwide Wireless Communications Inc., Sims Communications and others.

The Company’s secured creditors purportedly hold a security interest in all of the Company’s assets.  The Company is engaged in discussions with its secured creditors to design a voluntary recapitalization plan for the Company. The goal is to continue operations and ultimately include an opportunity for its unsecured creditors to receive some tangible consideration in settlement of its claims.

Java Detour has now 23 stores, 12 of which are operated by franchisees, which it intends to fully support.  Java Detour has stores in California, Nevada, Minnesota, Wisconsin, Ireland and China.  The company expects franchisees to open additional stores in 2009 in the United States and overseas.

About Java Detour

Java Detour® is an upscale boutique brand.  Java Detour stores sell the world’s finest gourmet coffees, fruit smoothies and selected baked goods from retail facilities that specialize in speed and convenience.  Java Detour’s objective is to establish the Java Detour concept and brand as one of the most recognized and successful gourmet beverage retailers in the world.  For more information, please visit our website at www.javadetour.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of risks, assumptions and uncertainties that could cause our actual results to differ from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the failure to develop and maintain our brand, changes in consumer preferences, competitive pressures, our ability to develop franchises, our inability to generate positive working capital through our business or asset sales, the failure of our creditors to cooperate with a voluntary recapitalization of the Company and other risks referenced in our filings with the Securities and Exchange Commission.  We disclaim and do not undertake any obligation to update or revise any forward-looking statements.